UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2023
______________________
RINGCENTRAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Davis Drive, Belmont, CA 94002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 472-4100
(Former name or former address, if changed since last report)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	RNG	New York Stock Exchange
par value $0.0001
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On February 14, 2023, RingCentral, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”). The Credit Agreement provides for a $200.0 million revolving loan facility (the “Revolving Facility”), with a $25.0 million sublimit for the issuance of letters of credit, and a $400.0 million delayed draw term loan facility (the “Term Facility”). The obligations under the Credit Agreement and the other loan documents are guaranteed by certain material domestic subsidiaries of the Company, and secured by substantially all of the personal property of the Company and such subsidiary guarantors. As of the closing date of the Credit Agreement, no loans or letters of credit were outstanding under the Credit Agreement.
Use of Proceeds; Termination of Term Loan Commitments; Maturity; Incremental Facilities.
The proceeds of the loans under the Revolving Facility (“Revolving Loans”) may be used for working capital and general corporate purposes. To the extent drawn, the proceeds of the loans under the Term Facility (“Term Loans”) will be used to repurchase, repay, acquire or otherwise settle a portion of the Company’s 0% convertible senior notes due 2025 and/or the Company’s 0% convertible senior notes due 2026 (the “Convertible Notes”).
The Revolving Facility commitments terminate, and all outstanding Revolving Loans are due and payable on February 14, 2028. If on any date that is 91 days prior to the final scheduled maturity date of any series of Convertible Notes, such series of Convertible Notes is in an aggregate principal amount outstanding that exceeds an amount equal to 50% of last twelve months EBITDA, calculated as set forth in the Credit Agreement (the “Springing Maturity Threshold Amount”), the maturity date of the Revolving Facility shall automatically be modified to be such date.
The Term Loans may be borrowed in up to four drawings during the period from the closing date of the Credit Agreement through November 14, 2023 (the “Delayed Draw Termination Date”), on which date undrawn commitments under the Term Facility expire. All outstanding Term Loans are due and payable on February 14, 2028. If on any date that is 91 days prior to the final scheduled maturity date of any series of Convertible Notes, such series of Convertible Notes is in an aggregate principal amount outstanding that exceeds the Springing Maturity Threshold Amount, the maturity date of the Term Facility shall automatically be modified to be such date.
The Credit Agreement permits the Company, subject to the satisfaction of certain conditions, including obtaining commitments from new or existing lenders, to add one or more new revolving or term loan facilities and/or increase the commitments under the Revolving Facility or Term Facility in an aggregate principal amount for all such incremental facilities of up to (a) the greater of $378,000,000 and 100% of last twelve months’ EBITDA plus (b) such amount as would not cause the secured net leverage ratio (as defined in the Credit Agreement) to exceed, on a pro forma basis, 2.00 to 1.00 plus (c) certain voluntary prepayments and commitment reductions.
Repayments; Mandatory Prepayments.
Revolving Loans may be prepaid or repaid and reborrowed prior to the maturity date for the Revolving Facility, without penalty or premium, subject to customary breakage costs for loans bearing interest at the term SOFR rate.
Beginning with the last day of the first full quarter ending after the earlier of (x) the Delayed Draw Termination Date and (y) the date on which the Term Facility is drawn in full, the Term Loans must be repaid in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount of such Term Loans. The Term Loans may be prepaid by the Company at any time in whole or in part, without penalty or premium, subject to customary breakage costs for loans bearing interest at the term SOFR rate. In addition, the Term Loans are subject to mandatory prepayment with the proceeds of certain asset sales and incurrence of indebtedness (other than indebtedness permitted under the Credit Agreement). Term Loans repaid or prepaid may not be reborrowed.
Fees and Interest Rates. The Company is obligated to pay customary closing fees, arrangement fees and administration fees for a credit facility of this size and type. The Company is required to pay a commitment fee on the daily unused amount of Revolving Facility commitments ranging from 0.250% to 0.425% per annum, depending upon the Company’s total net leverage ratio. In addition, the Company is required to pay a ticking fee at a rate of 0.375% per annum, increasing to 0.500% per annum on August 14, 2023, on the daily unused amount of the Term Facility commitments to, but excluding, the earlier of the funding date of the Term Loans and the date of termination of the Term Loan Facility.
Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 1.00% and 2.00%; and (b) an adjusted term SOFR rate

(based on one, three or six month interest periods), plus a margin of between 2.00% and 3.00%. The applicable margin in each case is determined based on the Company’s total net leverage ratio. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate.
Representations; Covenants. The Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to incur indebtedness, create liens, make investments, dispose of assets and make certain restricted payments. Further, the Credit Agreement contains financial covenants that require compliance with a maximum total net leverage ratio and minimum interest coverage ratio.
Events of Default. The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may terminate their commitments and accelerate the Company’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.
The foregoing description of the Credit Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s next applicable periodic report.
Item 2.02.     Results of Operations and Financial Condition.
The information in Item 2.02 of this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
On February 15, 2023, the Company issued a press release regarding its financial results for its fiscal quarter ended December 31, 2022. The full text of the Company’s press release is furnished herewith as Exhibit 99.1.
Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 8.01.     Other Events.
On February 15, 2022, the Company announced that its Board of Directors (the “Board”) has authorized a share repurchase program under which RingCentral may repurchase up to $175 million of its outstanding Class A common stock.
Under the program, share repurchases may be made at the Company’s discretion from time to time in open market transactions, privately negotiated transactions, or other means. The Company plans to fund repurchases under this program from its future cash flow generation and the timing and number of shares repurchased under the program will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The authorization is effective until December 31, 2023. The Board will review the share repurchase program periodically and may authorize adjustments of its terms if appropriate.
Item 9.01.     Financial Statements and Exhibits.
(d)     Exhibits

Exhibit	Description
99.1	Press release dated February 15, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 15, 2023

RINGCENTRAL, INC.

By:	/s/ Sonalee Parekh
Name:	Sonalee Parekh
Title:	Chief Financial Officer